Exhibit 99.2

NEWS RELEASE

CPS Announces First Quarter 2018 Earnings

•	Pretax income of $4.6 million
•	Net income of $3.1 million, or $0.12 per diluted share
•	New contract purchases of $211 million

LAS VEGAS, Nevada, April 18, 2018 (GlobeNewswire) – -- Consumer Portfolio Services, Inc. (Nasdaq:CPSS) (“CPS” or the “Company”) today announced earnings of $3.1 million, or $0.12 per diluted share, for its first quarter ended March 31, 2018. This compares to net income of $4.5 million, or $0.16 per diluted share, in the first quarter of 2017.

Revenues for the first quarter of 2018 were $103.6 million, a decrease of $4.0 million, or 3.8%, compared to $107.6 million for the first quarter of 2017. Total operating expenses for the first quarter of 2018 were $99.0 million compared to $99.8 million for the 2017 period. Pretax income for the first quarter of 2018 was $4.6 million compared to pretax income of $7.8 million in the first quarter of 2017, a decrease of 41.5%.

During the first quarter of 2018, CPS purchased $210.6 million of new contracts compared to $190.8 million during the fourth quarter of 2017 and $229.6 million during the first quarter of 2017. The Company's receivables totaled $2.332 billion as of March 31, 2018, a decrease from $2.334 billion as of December 31, 2017 and an increase from $2.323 billion as of March 31, 2017.

Annualized net charge-offs for the first quarter of 2018 were 8.16% of the average portfolio as compared to 7.91% for the first quarter of 2017. Delinquencies greater than 30 days (including repossession inventory) were 8.74% of the total portfolio as of March 31, 2018, as compared to 9.74% as of March 31, 2017.

“We are pleased to get 2018 off to a good start,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “We’ve maintained a disciplined approach to pricing and credit in the face of a robust competitive environment, our asset-backed securities continue to be well received in the capital markets and we recorded our 26th consecutive quarter of positive pre-tax earnings.”

Conference Call

CPS announced that it will hold a conference call on Thursday, April 19, 2018, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 6382649.

A replay of the conference call will be available between April 19, 2018 and April 26, 2018, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 6382649. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
Revenues:
Interest income	$100,906	$104,575
Other income	2,657	3,023
	103,563	107,598
Expenses:
Employee costs	20,641	17,780
General and administrative	7,495	6,922
Interest	24,062	22,088
Provision for credit losses	40,507	47,167
Other expenses	6,301	5,849
	99,006	99,806
Income before income taxes	4,557	7,792
Income tax expense	1,412	3,312
Net income	$3,145	$4,480

Earnings per share:
Basic	$0.15	$0.19
Diluted	$0.12	$0.16

Number of shares used in computing earnings per share:
Basic	21,576	23,517
Diluted	25,664	28,223

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$11,573	$12,731
Restricted cash and equivalents	130,798	111,965
Total cash and cash equivalents	142,371	124,696

Finance receivables	2,091,875	2,304,984
Allowance for finance credit losses	(100,844)	(109,187)
Finance receivables, net	1,991,031	2,195,797

Finance receivables measured at fair value	209,847	–
Deferred tax assets, net	32,302	32,446
Other assets	63,426	71,902
	$2,438,977	$2,424,841

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$33,569	$28,715
Warehouse lines of credit	121,666	112,408
Securitization trust debt	2,080,070	2,083,215
Subordinated renewable notes	16,348	16,566
	2,251,653	2,240,904

Shareholders' equity	187,324	183,937
	$2,438,977	$2,424,841

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2018	2017

Contracts purchased	$210.59	$229.64
Contracts securitized	193.60	210.00

Total portfolio balance	$2,332.32	$2,323.22
Average portfolio balance	2,331.59	2,311.81

Allowance for finance credit losses as % of fin. receivables	4.82%	4.34%

Aggregate allowance as % of fin. receivables (1)	5.95%	5.43%

Delinquencies
31+ Days	7.14%	8.12%
Repossession Inventory	1.60%	1.62%
Total Delinquencies and Repo. Inventory	8.74%	9.74%

Annualized net charge-offs as % of average portfolio	8.16%	7.91%

Recovery rates (2)	33.8%	35.2%

	For the
	Three months ended
	March 31,
	2018		2017
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$100.91	17.3%	$104.58	18.1%
Servicing fees and other income	2.66	0.5%	3.02	0.5%
Interest expense	(24.06)	-4.1%	(22.09)	-3.8%
Net interest margin	79.50	13.6%	85.51	14.8%
Provision for credit losses	(40.51)	-6.9%	(47.17)	-8.2%
Risk adjusted margin	38.99	6.7%	38.34	6.6%
Core operating expenses	(34.44)	-5.9%	(30.55)	-5.3%
Pre-tax income	$4.56	0.8%	$7.79	1.3%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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